                                                 File No. 70-9121

               SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C.  20549

                        AMENDMENT NO. 1

                                TO

                   APPLICATION OR DECLARATION

                          ON FORM U-1

                             UNDER

         THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                    Monongahela Power Company
                    1310 Fairmont Avenue
                    Fairmont, WV  26554

                    The Potomac Edison Company
                    10435 Downsville Pike
                    Hagerstown, MD  21740-1766

                    West Penn Power Company
                    800 Cabin Hill Drive
                    Greensburg, PA  15601


(Name of company or companies filing this statement and addresses of principal executive offices)


                         Allegheny Energy, Inc.



(Name of top registered holding company parent of each applicant or declarant)

                         Thomas K. Henderson, Esq.
                         Vice President
                         Allegheny Energy, Inc.
                         10435 Downsville Pike
                         Hagerstown, MD 21740


(Name and address of agent for service)

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     1.   Applicants hereby amend Item No. 6, Exhibits and

Financial Statements, of their Application or Declaration by filing the following:

          (a)  Exhibits

               D-2  Monongahela's Application to the
                    Ohio Public Utility Commission


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                           SIGNATURE


          Pursuant to the requirements of the Public Utility

Holding Company Act of 1935, the undersigned company has

duly caused this statement to be signed on its behalf by the undersigned thereunto duly authorized.

                              MONONGAHELA POWER COMPANY



                              By:  /s/ Carol G. Russ
                                   Counsel



                              THE POTOMAC EDISON COMPANY



                              By:  /s/ Carol G. Russ
                                   Counsel



                              WEST PENN POWER COMPANY



                              By:  /s/ Carol G. Russ
                                   Counsel



Dated:  October 27, 1997